                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                 METACREATIONS
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                              [METACREATIONS LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 26, 1999

TO THE STOCKHOLDERS OF METACREATIONS CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MetaCreations Corporation, a Delaware corporation (the "Company"), will be held on Wednesday, May 26, 1999 at 9:30 a.m., local time, at Chaminade Executive Conference Center, One Chaminade Lane, Santa Cruz, California, for the following purposes:

     1. To elect six directors to serve for the ensuing year and until their successors are duly elected and qualified.

     2. To amend the 1995 Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 3,500,000 shares to 4,500,000 shares.

     3. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the 1999 fiscal year.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on April 19, 1999 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, you are urged to authorize your proxy by following one of the following steps as promptly as possible:

     1. Complete, date, sign and return the enclosed Proxy Card (a postage-prepaid envelope enclosed for that purpose); or

     2. Vote via the Internet (see the instructions on the enclosed Proxy Card); or

     3. Vote via telephone (toll-free) in the United States and Canada (see the instructions on the enclosed Proxy Card)

     The Internet and telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. The Company has been advised by counsel that the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or telephone are set forth on the enclosed Proxy Card.

     Any stockholder attending the meeting may vote in person even if he or she has returned a Proxy Card or voted via the Internet or telephone.

                                      FOR THE BOARD OF DIRECTORS

                                      JEFFREY D. SAPER
                                      Secretary

Carpinteria, California
April 23, 1999

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, OR VOTE VIA THE INTERNET OR TELEPHONE.

                           METACREATIONS CORPORATION
                            6303 CARPINTERIA AVENUE
                         CARPINTERIA, CALIFORNIA 93013
                                 (805) 566-6200
                            ------------------------

                            PROXY STATEMENT FOR 1999
                         ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of the Board of Directors of MetaCreations Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held May 26, 1999 at 9:30 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Chaminade Executive Conference Center, One Chaminade Lane, Santa Cruz, California.

     These proxy solicitation materials and the Company's Annual Report to Stockholders for the year ended December 31, 1998, including financial statements, were mailed on or about April 23, 1999 to all stockholders entitled to vote at the meeting.

RECORD DATE AND VOTING SECURITIES

     Stockholders of record at the close of business on April 19, 1999 (the "Record Date") are entitled to notice of and to vote at the meeting. At the Record Date, 24,418,888 shares of the Company's Common Stock, $0.001 par value, were issued and outstanding.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use, whether the proxy was given by telephone, via the Internet or by returning the Proxy Card. The proxy may be revoked by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by making an authorized Internet or telephone communication on a later date in accordance with the instructions on the enclosed Proxy Card. It may also be revoked by attendance at the meeting and voting in person.

VOTING AND SOLICITATION

     Proxies properly executed, duly returned to the Company and not revoked, will be voted in accordance with the specifications made. Where no specifications are given, such proxies will be voted as the management of the Company may propose. If any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote according to their best judgment.

     Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the meeting. Stockholders do not have the right to cumulative voting in the election of directors.

     The cost of soliciting proxies will be borne by the Company. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers, and employees, without additional compensation, personally or by telephone or telegram.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

     Although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

     The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in a manner consistent with such holding. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2000 Annual Meeting must be received by the Company no later than December 23, 1999 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

NOMINEES

     The Board of Directors has approved an amendment to the Company's Bylaws to provide that the authorized number of directors shall initially be seven (7) with such number to be further determined by the Board from time to time. The Board has determined that effective as of the date of the 1999 Annual Meeting of Stockholders, the number of directors will be fixed at six (6) and a board of six directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's six nominees named below, all of whom are currently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

         NAME           AGE                  PRINCIPAL OCCUPATION
         ----           ---                  --------------------
Samuel H. Jones, Jr.    65    President of S-J Venture Capital Company and
                              President of S-J Transportation Company
Bert Kolde              44    Vice Chairman of Trail Blazers Inc., Oregon Arena
                              Corporation, Football Northwest and First & Goal,
                              Inc.
William H. Lane III     60    President of Canyon Vista, Inc.
Gary L. Lauer           46    President and Chief Executive Officer of the
                              Company
Howard L. Morgan        53    President of The Arca Group, Inc. and General
                              Partner of idealab! Corp.
Mark Zimmer             42    Chief Technology Officer of the Company

     Except as set forth below, each nominee has been engaged in his principal occupation described above during the past five years. There is no family relationship among any directors or executive officers of the Company.

     Mr. Jones has been a director of the Company since April 1992. He has been President of S-J Venture Capital Company since 1991 and President of S-J Transportation Company, an industrial waste transportation company, since 1971. Mr. Jones is a director of Fulton Financial Corp. and Jevic Transportation, Inc.

     Mr. Kolde has been a director of the Company since January 1995. Mr. Kolde is currently the Vice Chairman of Trail Blazers Inc. and of the Oregon Arena Corporation, an arena operations firm, positions he has held since May 1988 and January 1991, respectively. Mr. Kolde is also the Vice Chairman of Football Northwest and of First & Goal, Inc., positions he has held since April 1996 and July 1997, respectively. From 1985 to 1994, Mr. Kolde served as President of Asymetrix Learning Systems, Inc., a software development company, and currently serves as its Chairman. Mr. Kolde is also a director of Beyond.com Corporation, CyberSource Corporation, and Vulcan Ventures, Inc.

     Mr. Lane has been a director of the Company since September 1995. In addition, Mr. Lane served as interim President and Chief Operating Officer of the Company from January 1998 to February 1998. Mr. Lane is currently the President of Canyon Vista, Inc., a management consulting company. Mr. Lane retired from Intuit Inc. in July 1996, having served as its Vice President, Chief Financial Officer, Secretary and Treasurer from January 1994 to April 1996. Mr. Lane served in a similar capacity at ChipSoft, a tax preparation software company, from July 1991 until its acquisition by Intuit in December 1993. Mr. Lane is also a director of Expert Software, Inc., Quarterdeck Corporation, DigitalThink, Inc., and Interactive Microcomputer Software, Inc.

     Mr. Lauer joined the Company as director, President and Chief Executive Officer in February 1998. From 1988 to 1997, Mr. Lauer served in various capacities at Silicon Graphics, Inc. ("SGI"), including Vice President, North American Marketing; Vice President and subsequently Senior Vice President, North

American Field Operations; and most recently as President of SGI's World Trade Group and Executive Vice President of Worldwide Field Operations. Prior to joining SGI, Mr. Lauer was with International Business Machines Corporation ("IBM") for eleven years where he held a variety of senior management positions, the last of which included responsibility for field operations for IBM's U.S. Marketing and Services Group in the Silicon Valley.

     Dr. Morgan has been a director of the Company since April 1992. Dr. Morgan is President of The Arca Group, Inc., a consulting and investment management firm, and general partner in idealab! Corp., an integrated incubator for starting and growing Internet businesses. Dr. Morgan is also a director of Cylink Corporation, Franklin Electronic Publishers, Inc., Infonautics Corporation, Segue Software Corporation, Kentek Information Systems, Unitronix Corp., and Quarterdeck Corporation.

     Mr. Zimmer became a director and Chief Technology Officer of the Company in May 1997 in connection with the merger with Fractal Design Corporation ("Fractal"). In addition to co-founding Fractal in April 1991, Mr. Zimmer was its Chief Executive Officer and a director since its inception. Mr. Zimmer also served as Fractal's President from March 1993 until May 1996, and resumed the position in February 1997 until the merger with MetaCreations in May 1997. In 1985, Mr. Zimmer founded Fractal Software, a predecessor of Fractal and was a partner in Fractal Software from 1985 to 1990.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held thirteen (13) meetings during fiscal 1998.

     The Audit Committee consisted of Messrs. Kolde and Lane during fiscal 1998 and held four (4) meetings. The Audit Committee reviews the financial statements and the internal financial reporting system and controls of the Company with the Company's management and independent auditors, recommends resolutions for any disputes between the Company's management and its auditors, and reviews other matters relating to the relationship of the Company with the auditors, including their engagement and discharge.

     During fiscal 1998 prior to the Company's 1998 Annual Meeting, the Compensation Committee consisted of Arthur Collmeyer, Mr. Lane and Dr. Morgan. Following the Annual Meeting, the Compensation Committee consisted of Messrs. Lane and Jones and Dr. Morgan. The Compensation Committee held seven (7) meetings during fiscal 1998. The Compensation Committee develops and monitors compensation arrangements for the officers and directors of the Company, including preparation of proper reports or other disclosure required by the Compensation Committee in accordance with applicable proxy or other rules of the Securities and Exchange Commission ("SEC") and monitors stock option activity for the Company.

     Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during such director's term of office during fiscal 1998, except Kai Krause, who attended 69% of the meetings.

COMPENSATION OF DIRECTORS

     The Company reimburses each of its non-employee directors as follows: each non-employee director is paid (i) $2,500 at the end of each fiscal quarter in which he or she is a director, (ii) $1,000 for each regular Board meeting he or she attends, and (iii) $500 for each Board committee meeting he or she attends; provided, however, that if more than one committee meeting is held on the same day or a Board meeting and one or more committee meetings are held on the same day, no more than the initial $500 or $1,000, as the case may be, is paid to any director for all such meetings attended by such director on such date. Effective March 1, 1997, Dr. Morgan began receiving a monthly consulting fee of $4,500 for services rendered to the Company. In addition, effective February 1, 1997, Mr. Lane began receiving a monthly consulting fee of $4,000 for services rendered to the Company. Effective March 1, 1999, each of Mr. Morgan and Mr. Lane's consulting fees was reduced to $2,500 per month.

     Non-employee directors participate in the Company's 1995 Director Option Plan (the "Director Plan"). Under the Director Plan, each non-employee director who joins the Board in the future will automatically be granted a nonstatutory option to purchase 20,000 shares of Common Stock on the date upon which such person first becomes a director. In addition, each non-employee director, including current non-employee directors, automatically receives a nonstatutory option to purchase 5,000 shares of Common Stock on January 1 of each year, provided the director has been a member of the Board for at least six months. The exercise price of each option granted under the Director Plan is equal to the fair market value of the Common Stock on the date of grant. The 20,000 share grant vests at a rate of one-eighth of the option shares upon the end of the first six-month period after the date of grant and one-forty-eighth of the option shares per month thereafter; provided the optionee remains a director of the Company. The 5,000 share grant vests at the rate of one-half of the option shares upon the end of the first six-month period after the date of grant and one-twelfth of the option shares per month thereafter; provided the optionee remains a director of the Company. Options granted under the Director Plan have a term of ten (10) years unless terminated sooner, whether upon termination of the optionee's status as a director or otherwise pursuant to the Director Plan.

     In January 1998, Messrs. Collmeyer, Jones, Kolde and Lane and Dr. Morgan were each granted an option to purchase 5,000 shares of Common Stock under the Director Plan at an exercise price of $6.625 per share. In January 1998, Mr. Krause was granted an option to purchase 300,000 shares of Common Stock under the 1995 Stock Plan at an exercise price of $6.4375 per share. In February 1998, Mr. Lane and Dr. Morgan were granted options to purchase 25,000 and 15,000 shares of Common Stock, respectively, under the 1995 Stock Plan at an exercise price of $7.9063 per share. In February 1998, Mr. Lauer was granted options to purchase 200,000 shares of Common Stock and 800,000 shares of Common Stock under the 1996 Non-Statutory Stock Plan at an exercise price of $7.9063 per share. In connection with the Company's exchange of certain outstanding options in September 1998, Mr. Lauer's options were exchanged for options to purchase 800,000 shares and 200,000 shares of Common Stock, each at an exercise price equal to $5.09. In May 1998, Mr. Zimmer was granted an option to purchase 40,000 shares of Common Stock under the 1995 Stock Plan at an exercise price of $7.9375 per share. In January 1999, Messrs. Kolde, Lane and Jones and Dr. Morgan were each granted an option to purchase 5,000 shares of Common Stock under the Director Plan at an exercise price of $6.625 per share.

REQUIRED VOTE

     The six candidates receiving the highest number of "FOR" votes shall be elected to the Company's Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors, and, pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES SET FORTH ABOVE.

                                 PROPOSAL TWO:

                        AMENDMENT TO THE 1995 STOCK PLAN

     The Company's 1995 Stock Plan (the "Plan") was approved by the Board of Directors in October 1995 and was approved by the Company's stockholders in November 1995. The Plan initially reserved 500,000 shares of Common Stock for issuance thereunder subject to stockholder approval. An amendment to the Plan that increased the number of shares reserved for issuance thereunder by 1,500,000 shares was approved in May 1997. An amendment to the Plan that increased the number of shares reserved for issuance thereunder by 1,500,000 shares was approved in May 1998. As of April 19, 1999, the Plan has a total of 3,500,000 shares of Common Stock reserved for options or rights to purchase stock; of the total, 3,244,870 shares are reserved for options or rights to purchase stock that have been granted pursuant to the Plan and 222,214 shares are remaining.

     At the Annual Meeting, the stockholders are being requested to consider and approve the proposed amendment to the Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 1,000,000 shares, increasing the total number of shares issuable under the Plan to 4,500,000. The proposed increase in the number of shares of Common Stock reserved for issuance under the Plan is to establish a reserve for stock option grants to new employees or consultants that may be hired, granting stock options to key employees in connection with their continued services with the Company and granting options to key employees of businesses that the Company may seek to acquire in the future.

SUMMARY OF THE 1995 PLAN

     General. The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide additional incentive to the employees, directors and consultants of the Company and to promote the success of the Company's business. Options and stock purchase rights may be granted under the Plan. Options granted under the Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options.

     Administration. The Plan may generally be administered by the Board or a Committee appointed by the Board (as applicable, the "Administrator").

     Eligibility; Limitations. Nonstatutory stock options and stock purchase rights may be granted under the Plan to employees, directors and consultants of the Company and any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees, directors and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the number of shares subject to each such grant.

     Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options and stock purchase rights granted to such persons, the Plan provides that no employee may be granted, in any fiscal year of the Company, options and stock purchase rights to purchase more than 300,000 shares of Common Stock. Notwithstanding this limit, however, in connection with such individual's initial employment with the Company, he or she may be granted options and stock purchase rights to purchase up to an additional 150,000 shares of Common Stock.

     Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

          (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the

     Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted.

          (b) Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock of the Company (with some restrictions), cashless exercises, a reduction in the amount of any Company liability to the optionee, any other form of consideration permitted by applicable law, or any combination thereof.

          (c) Term of Option. The term of an option is specified in each option agreement. The term of an incentive stock option may be no more than ten
     (10) years from the date of grant; provided that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

          (d) Termination of Employment. If an optionee's employment, director or consulting relationship terminates for any reason (other than death or disability), then all options held by the optionee under the Plan expire on the earlier of (i) the date set forth in his or her notice of grant or (ii) the expiration date of such option. To the extent the option is exercisable at the time the optionee's service relationship with the Company terminates, the optionee may exercise all or part of his or her option at any time before the option expires.

          (e) Death or Disability. If an optionee's employment, director or consulting relationship terminates as a result of death or disability, then all options held by such optionee under the Plan expire on the earlier of
     (i) 12 months from the date of such termination or (ii) the expiration date of such option. The optionee (or the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance), may exercise all or part of the option at any time before such expiration to the extent that the option was exercisable at the time of such termination.

          (f) Nontransferability of Options and Stock Purchase Rights. Unless otherwise specified by the Administrator, options and stock purchase rights granted under the Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

          (g) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

     Stock Purchase Rights ("SPRs"). In the case of SPRs, unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

     Adjustments Upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the Plan, and the exercise price of any such outstanding option or stock purchase right.

     In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The Administrator may, in its discretion provide that each optionee shall have the right to exercise all of the optionee's options and stock purchase rights, including those not otherwise exercisable, until a date fixed by the Board prior to the consummation of the liquidation or dissolution.

     In connection with any merger, or sale of assets, each outstanding option or stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights or to substitute substantially equivalent options and stock purchase rights, the optionee shall have the right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise exercisable. In such event, the Administrator shall notify the optionee that the option or stock purchase right is fully exercisable for fifteen (15) days from the date of such notice and that the option or stock purchase right terminates upon expiration of such period.

     Amendment and Termination of the Plan. The Board may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain stockholder approval for any amendment to the Plan to the extent necessary to comply with Section 422 of the Code, or any other applicable law, rule or regulation. No such action by the Board or stockholders may alter or impair any option or stock purchase right previously granted under the Plan without the written consent of the optionee. Unless terminated earlier, the Plan shall terminate ten (10) years from the date of its approval by the stockholders or the Board of the Company, whichever is earlier.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. The maximum federal tax rate possible for net capital gains on shares held for more than 12 months is 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or 10% stockholder of the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. The maximum federal tax rate possible for net capital gains on shares held for more than 12 months is 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

     Stock Purchase Rights. SPRs will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of an SPR. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. As a result, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when stock ceases to be subject to a substantial risk of forfeiture. The stock will generally cease to be subject to a substantial risk of forfeiture when it is no longer subject to the Company's right to repurchase the stock upon the purchaser's termination of employment with the Company. At such times, the purchaser will recognize ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture.

     The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company. Different rules may apply if the purchaser is also an officer, director or 10% stockholder of the Company.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES, HOLDERS OF STOCK PURCHASE RIGHTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS AND STOCK PURCHASE RIGHTS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S OR CONSULTANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

REQUIRED VOTE

     At the Annual Meeting, the stockholders are being asked to approve an amendment to increase the number of shares available under the Plan. The affirmative vote of the holders of a majority of the Votes Cast at the Annual Meeting will be required to approve the adoption of the Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE COMPANY'S PLAN.

                                PROPOSAL THREE:

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the 1999 fiscal year. This appointment is being presented to the stockholders for ratification at the Annual Meeting. If the stockholders reject the appointment, the Board will reconsider its selection. PricewaterhouseCoopers LLP has audited the Company's financial statements since the Company's inception. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     At the Annual Meeting, the stockholders are being asked to ratify the Board's appointment of PricewaterhouseCoopers LLP to audit the financial statements of the Company for the 1999 fiscal year. The affirmative vote of the holders of a majority of the Votes Cast at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S ACCOUNTANTS FOR FISCAL 1999 AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSAL.

                             ADDITIONAL INFORMATION

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to annual compensation and long-term compensation awarded during fiscal 1996, 1997 and 1998 to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers, an individual who served as the Company's Chief Executive Officer during part of 1998, and an individual who was one of the Company's most highly compensated executive officers but was not serving as an executive officer at the end of 1998 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                               COMPENSATION AWARDS
                                             ANNUAL COMPENSATION            --------------------------
                                     -----------------------------------    SECURITIES
                                                            OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY     BONUS      COMPENSATION     OPTIONS      COMPENSATION
---------------------------   ----   --------   --------    ------------    ----------    ------------
Gary Lauer(1)...............  1998   $288,189   $     --      $14,877(8)    1,000,000(10)   $ 67,365(15)
  President and Chief
  Executive Officer
Terance A. Kinninger........  1998    173,333     18,000(5)    13,088(8)      115,000(11)         --
  Senior Vice President,      1997    160,750     28,000(6)     9,207(8)       30,000             --
  Finance and Operations and  1996    136,667     60,000(7)     4,198(8)       35,000             --
  Chief Financial Officer
Kai Krause(2)...............  1998    239,375         --       28,824(8)      300,000             --
  Chief Design Officer        1997    240,000     42,000(6)    26,035(8)       50,000             --
                              1996    215,680    120,000(7)    15,366(8)       75,000             --
Robert Rice.................  1998    173,333    100,000(5)     7,481(9)      294,500(12)         --
  Vice President, Business    1997    154,134    100,000(6)     4,607(9)           --             --
  Development and General     1996         --         --           --         334,665             --
  Counsel
Mark Zimmer.................  1998    239,375     15,000(5)    17,712(8)       40,000             --
  Chief Technical Officer     1997    223,199     42,000(6)    16,424(8)       37,657(13)         --
                              1996    200,410    130,625(7)    11,258(8)       26,215             --
John J. Wilczak(3)..........  1998     45,993         --       34,101(8)           --        240,000(16)
  Former President and Chief  1997    240,000     43,750(6)    43,032(8)       89,948(14)         --
  Executive Officer           1996    215,680    120,000(7)    34,968(8)       50,000             --
Fred Brown(4)...............  1998    116,200         --       11,762(8)           --        178,013(17)
  Former Senior Vice          1997    225,000     61,125(6)    14,887(8)       35,000             --
  President, Sales and        1996    225,000     50,000(7)    11,674(8)           --             --
  Marketing

Note: William H. Lane III, a Director of the Company, served as interim
      President and Chief Operating Officer from January 13, 1998 through February 20, 1998. Mr. Lane acted as a consultant to the Company during 1998, for which he was paid $48,000.
---------------
 (1) Mr. Lauer was hired as President and Chief Executive Officer on February 20, 1998.

 (2) On April 13, 1999, the Company announced that Mr. Krause will be leaving the Company.

 (3) Mr. Wilczak resigned as Director, President and Chief Executive Officer effective February 20, 1998. Mr. Wilczak continued to act as a consultant to the Company until December 31, 1998.

 (4) Mr. Brown resigned as Senior Vice President, Sales and Marketing effective June 30, 1998. Mr. Brown will continue to act as a consultant to the Company through March 31, 1999.

 (5) Represents amount paid in 1999 for services in 1998.

 (6) Represents amount paid in 1998 for services in 1997.

 (7) Represents amount paid in 1997 for services in 1996.

 (8) Represents auto allowance and the cost of providing health, life and disability insurance.

 (9) Represents the cost of providing health, life and disability insurance.

(10) In February 1998, Mr. Lauer received options to purchase 800,000 and 200,000 shares of Common Stock. These options were exchanged for a similar number of options in September 1998.

(11) Includes 65,000 new options granted in exchange for previously outstanding options.

(12) Includes 244,500 new options granted in exchange for previously outstanding options.

(13) Includes 19,400 new options granted in exchange for previously outstanding options.

(14) Includes 39,948 new options granted in exchange for previously outstanding options.

(15) Represents reimbursement for relocation expenses ($50,000) and other miscellaneous perquisites.

(16) Represents amount paid as a consultant.

(17) Represents amount paid as severance and as a consultant.

OPTION GRANTS AND EXERCISES

     The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during fiscal year 1998, as well as options held by such officers as of December 31, 1998, the last day of the Company's 1998 fiscal year. In accordance with the rules of the SEC, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation from the option exercise price of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock.

                          OPTION GRANTS IN FISCAL 1998

                                                 INDIVIDUAL GRANTS
                             ---------------------------------------------------------   POTENTIAL REALIZABLE VALUES AT
                             NUMBER OF         PERCENT OF                                 ASSUMED ANNUAL RATES OF STOCK
                             SECURITIES       TOTAL OPTIONS                               PRICE APPRECIATION FOR OPTION
                             UNDERLYING        GRANTED TO                                            TERM(1)
                              OPTIONS         EMPLOYEES IN    EXERCISE OR   EXPIRATION   -------------------------------
NAME AND PRINCIPAL POSITION   GRANTED          FISCAL YEAR    BASE PRICE       DATE      5% PER YEAR       10% PER YEAR
---------------------------  ----------       -------------   -----------   ----------   ------------      -------------
Gary Lauer................     800,000(2)(3)      11.6%          $5.09        2/19/08     $  128,453(4)     $2,444,857(4)
                               200,000(2)(3)       2.9%           5.09        2/19/08         32,113(4)        611,214(4)
                             ---------            ----
                             1,000,000            14.5%
Terance A. Kinninger......      25,000             0.4%           7.94        5/28/08        124,796           316,258
                                25,000             0.4%           5.09        8/26/08         17,823(4)        103,755(4)
                                10,000(3)          0.1%           5.09        7/16/06         (2,331)(4)        19,057(4)
                                25,000(3)          0.4%           5.09         1/1/07         (3,053)(4)        55,534(4)
                                30,000(3)          0.4%           5.09        6/20/07           (238)(4)        76,597(4)
                             ---------            ----
                               115,000             1.7%
Kai Krause................     300,000             4.3%           6.44        1/12/08      1,214,553         3,077,915
Robert Rice...............      25,000             0.4%           7.94        5/28/08        124,796           316,258
                                25,000             0.4%           5.09        8/26/08         17,823(4)        103,755(4)
                               244,500(3)          3.5%           5.09       12/31/06        (30,018)(4)       542,658(4)
                             ---------            ----
                               294,500             4.3%
Mark Zimmer...............      40,000             0.6%           7.94        5/28/08        199,674           506,013

---------------
(1) The dollar amounts in these columns are the result of calculations of the potential realizable value of each grant of options assuming that the market price of the underlying security appreciates in value from the date of grant to the end of the option term at the five percent and ten percent rates set by the SEC. These amounts are not intended to forecast future appreciation of the Company's Common Stock.

(2) In February 1998, Mr. Lauer received options to purchase 800,000 and 200,000 shares of Common Stock at an exercise price equal to $7.9063. These options were exchanged on September 11, 1998 (see note 3).

(3) Represents new options granted in exchange for previously outstanding options. Exercise price of new options exceeded market price of Common Stock on date of grant. Vesting of options remained the same; however, between September 11, 1998 and January 20, 1999, exchanged options that were vested were not eligible for exercise, and between January 21, 1999 and July 21, 1999, the officer may exercise only up to 25% of the exchanged options vested and available for exercise at January 21, 1999.

(4) Exercise price of new options exceeded market price of Common Stock on date of grant.

     The following table sets forth information with respect to options exercised during fiscal 1998 by the Named Executive Officers and the value of unexercised options at December 31, 1998.

       OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                              SHARES                 OPTIONS AT DECEMBER 31, 1998     AT DECEMBER 31, 1998(1)
                            ACQUIRED ON    VALUE     ----------------------------   ---------------------------
           NAME              EXERCISE     REALIZED   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   --------   -----------    -------------   -----------   -------------
Gary Lauer................        --      $     --          --        1,000,000     $       --      $285,000
Terance A. Kinninger......        --            --      28,750          115,000         32,344        25,650
Kai Krause................        --            --     473,021          361,979      1,793,750            --
Robert Rice...............        --            --      90,165          294,500         31,107        76,808
Mark Zimmer...............        --            --      73,058           51,412        182,867            --
John J. Wilczak...........    35,000       294,000          --               --             --            --
Fred Brown................        --            --      88,136               --             --            --

---------------
(1) The value of unexercised, in-the-money options is the difference between the exercise price of the options and the fair market value of the Company's Common Stock at 12/31/98 ($5.375).

TEN-YEAR OPTION REPRICINGS

     The following table sets forth certain information with respect to the Company's exchange of certain outstanding options with certain of its officers in June 1997 and September 1998. For further information with respect to such option exchanges see "Report of the Compensation Committee of the Board of Directors."

                         TEN YEAR OPTION/SAR REPRICINGS

                                                                                                                LENGTH OF
                                                                                                                ORIGINAL
                                                    NUMBER OF    NUMBER OF     MARKET                          OPTION TERM
                                                    SECURITIES   SECURITIES   PRICE OF   EXERCISE               REMAINING
                                                    UNDERLYING   UNDERLYING   STOCK AT   PRICE AT     NEW      AT DATE OF
                                                     OPTIONS      OPTIONS     TIME OF    TIME OF    EXERCISE    EXCHANGE
      NAME AND PRINCIPAL POSITION          DATE     EXCHANGED      ISSUED     EXCHANGE   EXCHANGE    PRICE     (IN YEARS)
      ---------------------------         -------   ----------   ----------   --------   --------   --------   -----------
Gary Lauer..............................  9/11/98     200,000      200,000     $ 3.31     $ 7.91     $ 5.09         9(1)
  President and Chief Executive Officer   9/11/98     800,000      800,000       3.31       7.91       5.09         9(1)
                                                    ---------    ---------
                                                    1,000,000    1,000,000
Terance Kinninger.......................  9/11/98      10,000       10,000       3.31      13.75       5.09         8(1)
  Senior Vice President, Finance and      9/11/98      25,000       25,000       3.31      11.75       5.09         8(1)
  Operations and Chief Financial Officer  9/11/98      30,000       30,000       3.31      10.25       5.09         8(1)
                                                    ---------    ---------
                                                       65,000       65,000
Robert Rice.............................  9/11/98     244,500      244,500       3.31      12.50       5.09         8(1)
  Vice President, Business Development
  and Legal Counsel
Mark Zimmer.............................  6/20/97      26,215       19,400      10.25      19.09      10.25         9
  Chief Technical Officer
John J. Wilczak.........................  6/20/97      25,000       19,915      10.25      16.38      10.25         9
  Former President and Chief Executive    6/20/97      25,000       20,033      10.25      18.00      10.25         9
  Officer                                           ---------    ---------
                                                       50,000       39,948

---------------
(1) Vesting of options remained the same; however, between September 11, 1998 and January 20, 1999, exchanged options that were vested were not eligible for exercise, and between January 21, 1999 and

    July 21, 1999, the officer may exercise only up to 25% of the exchanged options vested and available for exercise at January 21, 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1998 prior to the 1998 Annual Meeting, the Compensation Committee of the Board of Directors consisted of Messrs. Collmeyer and Lane and Dr. Morgan. Following the Annual Meeting, the Compensation Committee consisted of Messrs. Jones and Lane and Dr. Morgan. None of the members of the Compensation Committee was an officer or employee of the Company. No interlocking relationship exists between any member of the Company's Compensation Committee and any member of any other company's board of directors or compensation committee.

EMPLOYMENT ARRANGEMENTS

     The Company has entered into employment agreements with Messrs. Lauer, Kinninger, Krause, Rice and Zimmer. Pursuant to the terms of an employment offer letter dated February 20, 1998, from the Company to Mr. Lauer, the Company agreed to pay Mr. Lauer an annual base salary of $350,000 plus a targeted annual bonus for 1998. The payment of future bonuses will be determined by the Compensation Committee of the Company's Board of Directors. The Company pays premiums on a term life insurance policy on Mr. Lauer in the amount of $1,000,000, the beneficiaries of which may be designated by Mr. Lauer. Mr. Lauer received an option to purchase 800,000 shares of Common Stock at an exercise price equal to $7.9063, with 30% of such option to vest at the conclusion of one year and 1/36 of the remaining option to vest monthly thereafter. Mr. Lauer also received an option to purchase 200,000 additional shares of Common Stock at a price equal to $7.9063, with such option to vest at the conclusion of four years of employment, with possible accelerated vesting based upon achievement of performance goals. In connection with the Company's exchange of certain outstanding options in September 1998, Mr. Lauer's options were exchanged for options to purchase 800,000 shares and 200,000 shares of Common Stock, each at an exercise price equal to $5.09. Pursuant to the terms of the employment offer, if the Company terminates Mr. Lauer's employment without cause, Mr. Lauer is entitled to receive severance pay equal to twelve months of his base salary, and accelerated vesting of 50% of then unvested options. In the event of a change in control of the Company between the first and beginning of the fourth years of Mr. Lauer's employment that results in termination without cause, resignation due to the change of control, or a material change in duties, Mr. Lauer is entitled to receive severance payments equal to twelve months of his base compensation plus standard employee benefits for twelve months, and accelerated vesting of 100% of any then unvested stock options. Pursuant to the terms of a letter agreement dated July 16, 1998 from the Company to Mr. Lauer, the Company agreed to offer Mr. Lauer a collateralized loan of up to $1,000,000 to assist Mr. Lauer with the purchase of a home in the Santa Barbara, California area. Mr. Lauer has executed a promissory note dated November 9, 1998 in favor of the Company in the amount of $1,000,000, collateralized by a first trust deed on Mr. Lauer's Santa Barbara residence. The note is non-interest bearing and is payable on February 20, 2002. The letter agreement provides that if Mr. Lauer sells such Santa Barbara residence on or before February 19, 2002 for a loss, as defined in the letter agreement, the Company will reimburse Mr. Lauer for such loss. However, in the event that Mr. Lauer proposes to undertake a sale of the Santa Barbara residence that would result in such a loss, Mr. Lauer and the Company will transfer control of the sale to an independent third party. In the event that such third party is able to broker a sale of the residence for a gain to Mr. Lauer, as defined in the letter agreement, Mr. Lauer will reimburse the Company for the third party's expenses in an amount not to exceed his gain. In connection with the Company's restructuring activities, Mr. Lauer agreed to a 10% salary reduction from September 16, 1998 through December 31, 1998.

     Mr. Kinninger's original employment offer letter from the Company dated June 27, 1995 provided that the Company would pay Mr. Kinninger an annual base salary of $120,000. Pursuant to the offer letter, the Company granted Mr. Kinninger options to purchase 65,000 shares of Common Stock at an exercise price of $4.25 per share. Such options vest over a period of four years, but become fully vested upon a change in control of the Company. In accordance with the offer letter, 16,250 shares of Mr. Kinninger's options became fully vested upon the closing of the Company's initial public offering. In March 1996, the Company's Board of

Directors increased Mr. Kinninger's annual base salary to $140,000. In January 1997, the Company's Board of Directors increased Mr. Kinninger's annual base salary to $160,000. Mr. Kinninger's employment agreement with the Company was amended by a severance agreement dated October 31, 1997. Pursuant to the terms of the agreement, if within one year following a change of control of the Company, Mr. Kinninger's employment is involuntarily terminated, Mr. Kinninger is entitled to receive severance payments equal to twelve months of his base compensation, medical benefits and accelerated vesting of 50% of any then unvested stock options. In May 1998, the Company's Board of Directors increased Mr. Kinninger's annual base salary to $180,000. In May 1998, Mr. Kinninger received an option to purchase 25,000 shares of Common Stock at an exercise price equal to $7.94. In August 1998, Mr. Kinninger received an option to purchase 25,000 shares of Common Stock at an exercise price equal to $5.09. In connection with the Company's exchange of certain outstanding options in September 1998, certain of Mr. Kinninger's options were exchanged for new options with exercise prices equal to $5.09. In February 1999, Mr. Kinninger received a bonus of $18,000 for services performed in 1998.

     The Company's employment agreement with Mr. Krause, dated as of January 26, 1994, provided for an annual base salary of $160,000, with the opportunity to participate in any incentive or bonus plans adopted in the discretion of the Board of Directors. The agreement provided for an employment term through December 31, 1998. Pursuant to the agreement, the Company pays premiums on a term life insurance policy on Mr. Krause in the amount of $3,000,000, the beneficiaries of which may be designated by Mr. Krause. The employment agreement may be terminated by the Company at any time upon a material breach of Mr. Krause's obligations to perform under the agreement, including failure to perform by reason of illness, incapacity or otherwise. In May 1995, Mr. Krause's annual base salary was increased to $195,000 by the Company's Board of Directors. In January 1996, Mr. Krause's annual base salary was increased to $215,000 by the Company's Board of Directors. In January 1997, Mr. Krause's annual base salary was increased to $240,000 by the Company's Board of Directors. In January 1998, Mr. Krause received an option to purchase 300,000 shares of Common Stock at an exercise price of $6.44. In May 1998, Mr. Krause's annual base salary was increased to $250,000 by the Company's Board of Directors. In connection with the Company's restructuring activities, Mr. Krause agreed to a 10% salary reduction from September 16, 1998 through December 31, 1998.

     The Company's employment agreement with Mr. Rice, dated December 31, 1996, provided for employment commencing January 1, 1997 at an annual base salary of $150,000. The agreement, which expires as of December 31, 1999, guaranteed that the Company would pay Mr. Rice a bonus of not less than $100,000 for his first year of employment. With respect to subsequent years of employment, the agreement provides that the Company will pay Mr. Rice bonuses commensurate with the bonuses awarded to other senior executives of the Company. Mr. Rice received an option to purchase 244,500 shares of Common Stock at an exercise price of $12.50, with one-third of such option to vest at the conclusion of each year, and an option to purchase 90,165 shares of Common Stock at an exercise price of $5.03, which was fully vested. In the event that Mr. Rice's employment is terminated by the Company without cause, or by Mr. Rice for good reason, or following a change of control, Mr. Rice shall be entitled to accelerated vesting of 100% of any then unvested stock options. Pursuant to the terms of the employment offer, if the Company terminates Mr. Rice's employment without cause, or if Mr. Rice terminates his employment for good reason, prior to December 31, 1999, Mr. Rice is entitled to receive severance pay equal to his base salary and annual bonus through December 31, 1999 and continuation of coverage of certain benefits. Pursuant to the terms of the agreement, the Company loaned Mr. Rice $1,000,000, collateralized by shares of the Company's Common Stock underlying certain vested and exercisable options held by Mr. Rice. The loan is payable on December 31, 2002 and bears interest at 5.67%, compounded semi-annually. In May 1998, the Company's Board of Directors increased Mr. Rice's annual base salary to $185,000. In May 1998, Mr. Rice received an option to purchase 25,000 shares of Common Stock at an exercise price equal to $7.94. In August 1998, Mr. Rice received an option to purchase 25,000 shares of Common Stock at an exercise price equal to $5.09. In connection with the Company's exchange of certain outstanding options in September 1998, Mr. Rice's option to purchase 244,500 shares of Common Stock was exchanged for an option to purchase 244,500 shares of Common Stock at an exercise price equal to $5.09. In February 1999, Mr. Rice received a bonus of $100,000 for services performed in 1998.

     Pursuant to the terms of an employment offer letter dated February 11, 1998 from the Company to Mr. Zimmer, following the closing of the acquisition of Fractal in May 1997, Mr. Zimmer commenced employment with the Company at an annual base salary of $240,000. In May 1998, Mr. Zimmer's annual base salary was increased to $250,000 by the Company's Board of Directors. In May 1998, Mr. Zimmer received an option to purchase 40,000 shares of Common Stock at an exercise price of $7.94. In connection with the Company's restructuring activities, Mr. Zimmer agreed to a 10% salary reduction from September 16, 1998 through December 31, 1998. In November 1998, the Company loaned Mr. Zimmer $150,000, collateralized by certain shares of common stock of the Company owned by Mr. Zimmer as well as options to purchase shares of the common stock of the Company. The loan bears interest semi-annually at 4.47% and is payable on May 18, 2000. In February 1999, Mr. Zimmer received a bonus of $15,000 for services performed in 1998.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee (the "Committee") consisted of Messrs. Collmeyer and Lane and Dr. Morgan prior to the Company's 1998 Annual Meeting. Following the Annual Meeting, the Compensation Committee consisted of Messrs. Jones and Lane and Dr. Morgan. The Committee recommends, subject to the Board's approval, compensation for executive officers and evaluates performance of management.

  COMPENSATION PHILOSOPHY

     The Company operates in the competitive and rapidly changing environment of high technology businesses. The Committee seeks to establish compensation policies that allow the Company flexibility to respond to changes in its business environment. The Company's compensation philosophy is based on the belief that achievement in this environment is enhanced by the coordinated efforts of all individuals working toward common objectives. The goals of the Company's compensation program are to align compensation with the Company's business objectives and performance, to foster teamwork and to enable the Company to attract, retain and reward employees who contribute to the Company's long-term success.

  COMPENSATION COMPONENTS

     The Company's executive officers are compensated with a salary, and are eligible for bonus and stock option awards. The Committee assesses the past performance and anticipated future contribution, and considers the total compensation (earned or potentially available) of each executive officer in establishing each element of compensation.

     Salary. The salaries of the executive officers, including the Chief Executive Officer, are determined annually by the Committee with reference to several surveys of salaries paid to executive with similar responsibilities at comparable companies, generally in the high technology industry. The peer group for each executive officer is composed of executives whose responsibilities are similar in scope and content. The Company seeks to set executive compensation levels that are competitive with the average levels of peer group compensation.

     Bonus. The Company has a discretionary key employee incentive pool pursuant to which executive officers and a limited number of key employees may receive annual cash bonuses. Targets for sales growth and operating income influence the amount of the pool. Individual payments are made based on the Company's achievement of these targets and upon the individual's personal and departmental performance.

     Stock Options. Stock options awards are designed to align the interests of executives with the long-term interests of the stockholders. The Committee approves option grants subject to vesting periods (usually 48 months) to retain executives and encourage sustained contributions. The exercise price of options are not less than the closing market price on the date of grant. These options will acquire value only to the extent that the price of the Company's Common Stock increases relative to the market price at the date of grant.

     In September 1998, the Company's Board of Directors approved an option exchange program whereby certain executive officers that held options with exercise prices in excess of $5.09 per share were offered the opportunity to exchange such options for new options at $5.09 per share, which was higher than the fair market value of the Common Stock on September 11, 1998, the date of the exchange program. The new options continued to vest in accordance with the vesting schedules of the exchanged options; however, between September 11, 1998 and January 20, 1999, exchanged options that were vested were not eligible for exercise, and between January 21, 1999 and July 21, 1999, any officer may exercise only up to 25% of the exchanged options vested and available for exercise at January 21, 1999. The Board undertook these actions in light of the then recent reduction in the trading price of the Company's Common Stock and in consideration of the importance to the Company of retaining its employees and officers by offering them appropriate equity incentives. The Board also considered the highly competitive environment for obtaining and retaining qualified employees and officers and the overall benefit to the Company's stockholders from a highly motivated group of employees and officers.

  CHIEF EXECUTIVE OFFICER'S COMPENSATION

     Mr. Lauer's compensation for fiscal 1998 reflects the Committee's evaluation of his overall leadership skills and the significant experience he brings to the Company as its new Chief Executive Officer. In determining Mr. Lauer's compensation, the Committee considered, among other factors, Mr. Lauer's prior marketing and management experience at IBM and SGI.

     The Company paid Mr. Wilczak a salary of $45,993 through February 20, 1998. The Company and Mr. Wilczak entered into a consulting and release agreement dated February 20, 1998, pursuant to which Mr. Wilczak resigned from his position as Chief Executive Officer of the Company effective February 20, 1998, and Company benefits terminated on that date. Pursuant to the agreement, Mr. Wilczak performed consulting services as requested by the Company through December 31, 1998 and the Company paid Mr. Wilczak a quarterly consulting fee of $60,000.

     The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and proposed regulations thereunder (the "Section"). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

                                          COMPENSATION COMMITTEE

                                          William H. Lane III
                                          Howard L. Morgan
                                          Samuel H. Jones, Jr.

                            STOCK PERFORMANCE GRAPH

STOCKHOLDER RETURN COMPARISON

     The graph below compares the cumulative total return on the Company's Common Stock for the period commencing December 12, 1995 and ending December 31, 1998 compared to the CRSP Total Return Index for the Nasdaq Stock Market (U.S. companies) and the CRSP Total Return Index for the Nasdaq Computer and Data Processing Services Stocks (SIC 737). The graph assumes that $100 was invested on the date of the Company's initial public offering, December 12, 1995, and that all dividends are reinvested. Historic stock price performance should not be considered indicative of future stock price performance.

                  COMPARISON OF 3 YEAR CUMULATIVE TOTAL RETURN
          AMONG METACREATIONS CORPORATION, THE NASDAQ STOCK MARKET -- US INDEX, AND THE NASDAQ COMPUTER AND DATA PROCESSING INDEX

                                                                              NASDAQ STOCK MARKET -        NASDAQ COMPUTER AND
                                                      METACREATIONS                    US                    DATA PROCESSING
                                                      -------------           ---------------------        -------------------
12/12/95                                                   100                         100                         100
12/31/95                                                    96                         100                          98
12/31/96                                                    44                         123                         122
12/31/97                                                    41                         151                         149
12/31/98                                                    20                         212                         268

SECURITY OWNERSHIP

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of April 19, 1999 by (i) each beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and each nominee, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

                                        NUMBER OF SHARES
                           -------------------------------------------
                                                         COMMON STOCK
                            COMMON        VESTED             AND         PERCENTAGE OF
NAME OF BENEFICIAL OWNER     STOCK      OPTIONS(1)      VESTED OPTIONS     TOTAL(3)
------------------------   ---------    ----------      --------------   -------------
Bert Kolde...............  2,004,000(2)   34,375           2,038,375          8.3%
Samuel H. Jones, Jr......  1,166,055      24,583           1,190,638          4.9
Kai Krause...............    489,945     486,042             975,987          3.9
Mark Zimmer..............    332,406      85,340             417,746          1.7
Howard L. Morgan.........    227,500      39,583             267,083          1.1
Robert Rice..............         --     137,165             137,165          *
William H. Lane III......     15,000      63,333              78,333          *
Terance A. Kinninger.....      7,400      42,657              50,057          *
Gary Lauer...............     23,676      25,000              48,676          *
John Leddy...............      1,698          --               1,698          *
                           ---------     -------           ---------         ----
All directors and
  executive officers as a
  group (12 persons).....  4,267,680(2)  938,078           5,205,758         20.5%
                           =========     =======           =========         ====

---------------
 *  Percentage of shares beneficially owned is less than one percent of total.

(1) Represents shares issuable upon exercise of options to purchase MetaCreations Common Stock that are exercisable within 60 days of April 19, 1999.

(2) Includes 2,000,000 shares held by Vulcan Ventures, Inc. Mr. Kolde, a director of MetaCreations, is a director of Vulcan Ventures, Inc.

(3) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within sixty (60) days of April 19, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Percentage ownership is based on 24,418,888 shares of Common Stock outstanding on April 19, 1999.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, with respect to fiscal 1998, all filing requirements applicable to its officers, directors and ten percent stockholders were satisfied.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors of the Company may recommend.

                                          THE BOARD OF DIRECTORS

Carpinteria, California
April 23, 1999

                                  DETACH HERE

                                     PROXY

                           METACREATIONS CORPORATION

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 26, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of MetaCreations Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated April 23, 1999, and hereby appoints Gary L. Lauer and Terance A. Kinninger, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of MetaCreations Corporation to be held at Chaminade Executive Conference Center, One Chaminade Lane, Santa Cruz, California on May 26, 1999 at 9:30 a.m., local time, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side hereof.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS AND THE PROPOSALS ON THE REVERSE SIDE HEREOF AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXY HOLDERS DEEM ADVISABLE.


SEE REVERSE                                                          SEE REVERSE
   SIDE                                                                  SIDE

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

-----------------                                                 ----------------
VOTE BY TELEPHONE                                                 VOTE BY INTERNET
-----------------                                                 ----------------

It's fast, convenient and immediate                               It's fast, convenient, and your vote is immediately
Call Toll-Free on a Touch-Tone Phone                              confirmed and posted
1-877-PRX-VOTE (1-877-779-8683)

FOLLOW THESE FOUR EASY STEPS:                                     FOLLOW THESE FOUR EASY STEPS:

1. READ THE ACCOMPANYING PROXY                                    1. READ THE ACCOMPANYING PROXY
   STATEMENT/PROSPECTUS AND PROXY CARD                               STATEMENT/PROSPECTUS AND PROXY CARD

2. CALL THE TOLL-FREE NUMBER                                      2. GO TO THE WEBSITE
   1-877-PRX-VOTE (1-877-779-8683) FOR                               HTTP://WWW.EPROXYVOTE.COM/MCRE
   SHAREHOLDERS RESIDING OUTSIDE THE UNITED
   STATES CALL COLLECT ON A TOUCH-TONE PHONE                      3. ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER
   1-201-538-8073                                                    LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME

3. ENTER YOUR 14-DIGIT CONTROL NUMBER LOCATED                     4. FOLLOW THE INSTRUCTIONS PROVIDED
   ON YOUR PROXY CARD ABOVE YOUR NAME

4. FOLLOW THE RECORDED INSTRUCTIONS

YOUR VOTE IS IMPORTANT!                                           YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime                                       Go to http://www.eproxyvote.com/mcre anytime

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

-----------------------------------------------------------------------------------------------------------------------------------
                                                         DETACH HERE


[X] Please mark
    Votes as in
    this example.


    1. Election of Directors
                                                                                                           FOR    AGAINST   ABSTAIN
       NOMINEES: (01) Samuel H. Jones Jr., (02) Bert Kolde.       2 To amend the 1995 Stock Plan to add
       (03) William H. Lane III, (04) Gary L. Lauer                 an additional 1,000,000 shares of      [ ]      [ ]       [ ]
       (05) Howard L. Morgan and (06) Mark Zimmer                   Common Stock thereto

                  FOR      WITHHELD
                                                                  3 To ratify the appointment of           [ ]      [ ]       [ ]
                  [ ]        [ ]                                    PricewaterhouseCoopers LLP  as
                                                                    independent accountants for
                                                                    MetaCreations for the 1999 fiscal year
                                            MARK HERE
[ ]_________________________________        FOR ADDRESS [ ]       4 To vote or otherwise represent the     [ ]      [ ]       [ ]
   For all nominees except as noted above   CHANGE AND              shares on any and all other business
                                            NOTE BELOW              which may properly come before the
                                                                    meeting or any adjournment or
                                                                    adjournments thereof according to their
                                                                    discretion and in their discretion

                                                                  THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL
                                                                  MEETING DATED APRIL 23, 1999.

                                                                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
                                                                  THE ENCLOSED ENVELOPE.

                                                                  NOTE: Please sign exactly as name appears on your stock
                                                                  certificate. If the stock is registered in the names of
                                                                  two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their titles.


Signature:__________________________________ Date:_______________ Signature:__________________________________ Date:_______________